EXHIBIT 107

Blue Owl Capital Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1:

Newly Registered Securities and Carried Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A common stock, par value $0.0001 per share	Other	52,148,660	$10.65	$555,383,229	$0.00011020	$61,203.23

Fees Previously Paid	—			—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—			—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$555,383,229		$61,203.23

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$61,203.23

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering an indeterminable number of additional shares of Class A common stock, par value $0.0001 per share (“Class A Shares”), that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Consists of (i) 45,507,772 Class A Shares issuable upon the exchange of Common Units (as defined in the prospectus) (including the Oak Street Earnout Units (as defined in the prospectus)) and the cancellation of an equal number of Class C Shares (including Class C Shares that may be issued upon vesting of the Oak Street Earnout Units), held by OSREC Feeder, LP on behalf of Augustus, LLC, an investment vehicle controlled by Marc Zahr, and (ii) 6,640,888 Class A Shares issuable upon the exchange of Common Units (including the Oak Street Earnout Units) and the cancellation of an equal number of Class C Shares (including Class C Shares that may be issued upon vesting of the Oak Street Earnout Units) held by Irish Oak OTV, LLC, an investment vehicle controlled by Larissa Herczeg, on behalf of Larissa Herczeg.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) of the Securities Act, and based upon the average of the high and low prices of the registrant’s Class A Shares as reported on the New York Stock Exchange on December 16, 2022.